Exhibit 99

Snap-on Announces Record Third Quarter 2008 Earnings

Diluted EPS of $0.94 increases 34.3% over $0.70 earned last year;

Sales increase of 2.5%;

Expects continued year-over-year earnings improvement for balance of 2008

KENOSHA, Wis.--(BUSINESS WIRE)--October 23, 2008--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users, today announced operating results for the third quarter of 2008.

“We are very encouraged by our third quarter results, especially given the current global economic challenges,” said Nick Pinchuk, Snap-on’s president and chief executive officer. “We continue to focus on fortifying our already strong business models, pursuing geographic and customer diversification, and driving our value creating processes, including innovation and rapid continuous improvement. These are the activities that have created the string of encouraging results over the last few years and we’re confident they will serve us well going forward.

“The global economic challenges have made forecasting uncertain,” said Pinchuk. “Snap-on, however, remains positive looking forward and believes that continued execution of our core strategies will support improved year-over-year earnings again in the fourth quarter. Finally, as we report these results, it’s clear that the progress would not be possible without the dedication and support of our franchisees and associates. I thank them for their extraordinary contributions.”

Highlights of Snap-on’s third quarter 2008 operating results are as follows:

  Net sales of $697.8 million increased $17.1 million, or 2.5%, over prior year, including $12.1 million from currency translation.
  Gross profit improved to 44.7% of net sales in 2008 from 44.2% in 2007; operating expenses improved to 33.0% of net sales in 2008 from 34.4% in 2007.
  Operating earnings of $86.4 million increased 19.3%, or $14.0 million, over prior year; currency translation contributed $0.3 million of the increase. As a percentage of revenues, operating earnings improved to 12.1% in 2008 from 10.4% in 2007. For the nine months ended September 27, 2008, operating earnings improved to 13.0% of revenues, as compared to 10.7% in the year-ago period.
  Net earnings of $54.6 million increased 32.8% from $41.1 million in 2007; diluted earnings of $0.94 per share increased 34.3% from $0.70 per diluted share in 2007.
  For the twelve month period ended September 2008, pretax return on invested capital was 22.0% as compared to 18.4% for the comparable 2007 period. Pretax return on invested capital is defined as earnings before interest and taxes divided by the quarter-end average of shareholders’ equity and net debt.

Commercial & Industrial Group segment sales of $338.1 million were up $10.2 million, or 3.1%, from prior year. Excluding $12.4 million of currency translation, sales declined $2.2 million year over year as continued growth in emerging markets, contributions from increased sales of power tools, higher sales of tools, kits and tool storage products to industrial customers, and continuing strong sales in our innovative, imaging aligner units were more than offset by lower sales of professional tools in Europe and by sales declines in other wheel service equipment worldwide.

Operating earnings of $40.7 million increased $8.0 million, or 24.5%, from prior year as contributions from higher pricing and savings from ongoing Rapid Continuous Improvement (RCI) initiatives were partially offset by the lower level of organic sales and commodity cost increases. As a percentage of sales, operating earnings in the quarter improved to 12.0%, as compared with 10.0% a year ago.

Snap-on Tools Group segment sales of $269.5 million increased $7.5 million, or 2.9%, from prior-year levels; currency translation contributed $0.4 million of the sales increase. Higher year-over-year sales in the company’s international franchise operations were partially offset by a 0.3% decline in U.S. sales.

Operating earnings of $28.2 million were up $3.6 million from prior-year levels. Contributing to this increase were higher international sales, benefits from RCI initiatives and lower franchisee termination costs in the United States. These increases were partially offset by the impacts of a less favorable sales mix and $5.0 million of higher material and freight costs. As a percentage of sales, operating earnings in the quarter improved to 10.5%, as compared with 9.4% a year ago.

Diagnostics & Information Group segment sales of $155.1 million were up $3.1 million from prior-year levels primarily due to higher OEM program sales as a result of a new essential tool program in North America, increased sales of diagnostics products in Europe and higher sales of Mitchell1™ information products. These sales increases were partially offset by lower sales of diagnostics products in the United States and by lower sales at Snap-on Business Solutions, including expected lower sales from the planned exit of certain non-core product lines.

Operating earnings of $27.2 million were up $5.0 million from prior-year levels primarily due to benefits from RCI initiatives and contributions from the higher sales. As a percentage of sales, operating earnings in the quarter improved to 17.5%, as compared with 14.6% a year ago.

Financial Services operating income was $4.8 million on $18.0 million of revenue, as compared with $5.6 million of operating income on $15.8 million of revenue a year ago. Contributions from higher revenues in 2008, primarily as a result of lower market discount rates, were more than offset by higher year-over-year operating expenses, including $1.4 million of one-time, project-related costs.

Outlook

Snap-on intends to continue investing in its strategic growth initiatives aimed at expanding value provided to its traditional customers, penetrating new and adjacent segments, and extending its presence in the emerging markets of Asia/Pacific and Eastern Europe. Snap-on also expects to continue implementing its RCI and low-cost sourcing initiatives intended to provide higher levels of profitability.

Based on current expectations, and subject to the risks and other factors discussed elsewhere in this release, Snap-on expects that its earnings for the balance of 2008 will continue to exceed 2007 levels. Snap-on incurred $8.0 million of restructuring costs in the first nine months of 2008 and expects full year 2008 restructuring costs to be in a range of $12 million to $14 million, down from its previous estimate of $13 million to $16 million. Snap-on anticipates that its full year effective income tax rate on earnings before equity earnings and minority interests will approximate 33.3% in 2008.

Conference Call and Webcast October 23, 2008, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Thursday, October 23, 2008, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com, click on Snap-on Corporate and then click on the link for the webcast. Additional detail about Snap-on is also available on the Snap-on Web site.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as customers in industry, government, agriculture, aviation and natural resources. Products and services are sold through the company’s franchisee, company-direct, distributor and Internet channels. Founded in 1920, Snap-on is a $2.8 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 29, 2007, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Caution Regarding Forward-Looking Statements” in its Quarterly Report on Form 10-Q for the quarterly periods ended March 29, 2008, and June 28, 2008, which are incorporated herein by reference, and the current instability in world credit and financial markets. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007

Net sales	$ 697.8	$ 680.7	$ 2,185.5	$ 2,098.3
Cost of goods sold	(385.6)	(379.8)	(1,200.9)	(1,165.1)
Gross profit	312.2	300.9	984.6	933.2

Financial services revenue	18.0	15.8	61.7	44.0
Financial services expenses	(13.2)	(10.2)	(33.3)	(29.6)
Operating income from financial services	4.8	5.6	28.4	14.4

Operating expenses	(230.6)	(234.1)	(721.7)	(719.1)
Operating earnings	86.4	72.4	291.3	228.5

Interest expense	(6.8)	(11.6)	(25.1)	(34.6)
Other income (expense) - net	1.0	2.6	3.3	5.9
Earnings before income taxes, equity earnings and minority interests	80.6	63.4	269.5	199.8
Income tax expense	(26.8)	(21.6)	(89.6)	(66.2)
Earnings before equity earnings and minority interests	53.8	41.8	179.9	133.6
Equity earnings, net of tax and minority interests	0.8	(0.7)	(1.8)	(1.7)
Net earnings from continuing operations	54.6	41.1	178.1	131.9
Discontinued operations, net of tax	-	-	-	(8.0)
Net earnings	$ 54.6	$ 41.1	$ 178.1	$ 123.9

Basic earnings per common share:
Earnings from continuing operations	$ 0.95	$ 0.71	$ 3.10	$ 2.28
Loss from discontinued operations	-	-	-	(0.14)
Net earnings per share	$ 0.95	$ 0.71	$ 3.10	$ 2.14

Diluted earnings per common share:
Earnings from continuing operations	$ 0.94	$ 0.70	$ 3.06	$ 2.25
Loss from discontinued operations	-	-	-	(0.14)
Net earnings per share	$ 0.94	$ 0.70	$ 3.06	$ 2.11

Weighted-average shares outstanding:
Basic	57.5	57.7	57.5	58.0
Effect of dilutive options	0.7	0.7	0.7	0.7
Diluted	58.2	58.4	58.2	58.7

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007

Net sales:
Commercial & Industrial Group	$ 338.1	$ 327.9	$ 1,082.5	$ 981.3
Snap-on Tools Group	269.5	262.0	851.6	834.5
Diagnostics & Information Group	155.1	152.0	474.9	481.1
Segment net sales	762.7	741.9	2,409.0	2,296.9
Intersegment eliminations	(64.9)	(61.2)	(223.5)	(198.6)
Total net sales	$ 697.8	$ 680.7	$ 2,185.5	$ 2,098.3
Financial Services revenue	18.0	15.8	61.7	44.0
Total revenues	$ 715.8	$ 696.5	$ 2,247.2	$ 2,142.3

Operating earnings:
Commercial & Industrial Group	$ 40.7	$ 32.7	$ 128.2	$ 93.3
Snap-on Tools Group	28.2	24.6	97.9	88.6
Diagnostics & Information Group	27.2	22.2	78.6	72.1
Financial Services	4.8	5.6	28.4	14.4
Segment operating earnings	100.9	85.1	333.1	268.4
Corporate	(14.5)	(12.7)	(41.8)	(39.9)
Operating earnings	$ 86.4	$ 72.4	$ 291.3	$ 228.5
Interest expense	(6.8)	(11.6)	(25.1)	(34.6)
Other income (expense) - net	1.0	2.6	3.3	5.9
Earnings before income taxes, equity earnings and minority interests	$ 80.6	$ 63.4	$ 269.5	$ 199.8

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	Sept. 27,	Dec. 29,
	2008	2007

Assets
Cash and cash equivalents	$ 118.3	$ 93.0
Accounts receivable - net of allowances	606.2	586.9
Inventories	388.0	322.4
Deferred income tax assets	78.9	87.0
Prepaid expenses and other assets	90.1	98.1
Total current assets	1,281.5	1,187.4

Property and equipment - net	326.1	304.8
Deferred income tax assets	10.8	22.0
Goodwill	828.5	818.8
Other intangibles - net	231.9	234.8
Pension assets	54.6	57.0
Other assets	146.1	140.3
Total Assets	$ 2,879.5	$ 2,765.1

Liabilities and Shareholders' Equity
Accounts payable	$ 171.7	$ 171.6
Notes payable and current maturities of long-term debt	15.3	15.9
Accrued benefits	42.6	41.3
Accrued compensation	89.4	95.6
Franchisee deposits	48.2	51.0
Deferred subscription revenue	23.6	25.9
Income taxes	32.5	25.5
Other accrued liabilities	232.5	212.4
Total current liabilities	655.8	639.2

Long-term debt	500.6	502.0
Deferred income tax liabilities	93.8	91.2
Retiree health care benefits	51.0	53.8
Pension liabilities	83.3	85.3
Other long-term liabilities	114.8	113.5
Total Liabilities	1,499.3	1,485.0

Shareholders' Equity
Common stock	67.2	67.1
Additional paid-in capital	152.3	137.9
Retained earnings	1,422.5	1,296.7
Accumulated other comprehensive income (loss)	131.7	142.8
Treasury stock at cost	(393.5)	(364.4)
Total Shareholders' Equity	1,380.2	1,280.1
Total Liabilities and Shareholders' Equity	$ 2,879.5	$ 2,765.1

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Three Months Ended
	Sept. 27,	Sept. 29,
	2008	2007

Operating activities
Net earnings	$ 54.6	$ 41.1
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	12.2	12.2
Amortization of other intangibles	6.3	4.3
Stock-based compensation expense	3.9	4.9
Excess tax benefits from stock-based compensation	(0.3)	(0.5)
Deferred income tax (benefit) provision	6.9	(4.8)
Gain on sale of assets	-	(2.4)
Changes in operating assets and liabilities, net of effects of acquisitions:
(Increase) decrease in receivables	(7.7)	7.5
(Increase) decrease in inventories	(23.0)	2.1
(Increase) decrease in prepaid and other assets	(10.5)	(5.7)
Increase (decrease) in accounts payable	(8.2)	(19.5)
Increase (decrease) in accruals and other liabilities	(13.8)	20.2
Net cash provided by operating activities	20.4	59.4

Investing activities
Capital expenditures	(15.0)	(15.6)
Acquisitions of businesses – net of cash acquired	-	(1.0)
Proceeds from disposal of property and equipment	-	4.9
Other	(0.4)	1.0
Net cash used by investing activities	(15.4)	(10.7)

Financing activities
Net increase (decrease) in short-term borrowings	(6.6)	4.9
Purchase of treasury stock	(3.5)	(21.5)
Proceeds from stock purchase and option plans	2.3	2.7
Cash dividends paid	(17.4)	(15.8)
Excess tax benefits from stock-based compensation	0.3	0.5
Other	(0.3)	(0.2)
Net cash used by financing activities	(25.2)	(29.4)

Effect of exchange rate changes on cash and cash equivalents	(2.1)	1.3
Increase (decrease) in cash and cash equivalents	(22.3)	20.6

Cash and cash equivalents at beginning of period	140.6	72.0
Cash and cash equivalents at end of period	$ 118.3	$ 92.6

Supplemental cash flow disclosures
Cash paid for interest	$ (11.6)	$ (16.2)
Net cash paid for income taxes	(24.6)	(23.1)

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Nine Months Ended
	Sept. 27,	Sept. 29,
	2008	2007

Operating activities
Net earnings	$ 178.1	$ 123.9
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	36.6	37.3
Amortization of other intangibles	18.4	13.0
Stock-based compensation expense	11.9	14.2
Excess tax benefits from stock-based compensation	(5.7)	(5.8)
Deferred income tax provision	23.3	-
Gain on sale of assets	(0.1)	(2.4)
Loss on mark to market for cash flow hedges	-	0.1
Changes in operating assets and liabilities, net of effects of acquisitions:
(Increase) decrease in receivables	(21.2)	14.9
(Increase) decrease in inventories	(62.5)	5.8
(Increase) decrease in prepaid and other assets	3.5	0.1
Increase (decrease) in accounts payable	(1.5)	(16.1)
Increase (decrease) in accruals and other liabilities	(12.1)	(8.1)
Net cash provided by operating activities	168.7	176.9

Investing activities
Capital expenditures	(48.3)	(43.2)
Acquisitions of businesses – net of cash acquired	(13.8)	(5.1)
Proceeds from disposal of property and equipment	7.7	13.9
Other	(5.5)	(0.9)
Net cash used by investing activities	(59.9)	(35.3)

Financing activities
Net proceeds from issuance of long-term debt	-	298.5
Net decrease in short-term borrowings	(7.3)	(323.3)
Purchase of treasury stock	(69.8)	(85.8)
Proceeds from stock purchase and option plans	41.3	38.1
Cash dividends paid	(52.3)	(47.4)
Excess tax benefits from stock-based compensation	5.7	5.8
Other	(0.7)	(0.6)
Net cash used by financing activities	(83.1)	(114.7)

Effect of exchange rate changes on cash and cash equivalents	(0.4)	2.3
Increase in cash and cash equivalents	25.3	29.2

Cash and cash equivalents at beginning of year	93.0	63.4
Cash and cash equivalents at end of period	$ 118.3	$ 92.6

Supplemental cash flow disclosures
Cash paid for interest	$ (30.0)	$ (32.1)
Net cash paid for income taxes	(52.6)	(33.8)

CONTACT:
Snap-on Incorporated
Investors:
Martin M. Ellen
262/656-6462
or
Media:
Richard Secor
262/656-5561